EXHIBIT 99.(d)


                   [Letterhead of Weil, Gotshal & Manges LLP]


                               September 21, 1998




FirstCity Financial Corporation
6400 Imperial Drive
Waco, Texas 76712


Ladies and Gentlemen:

      We have acted as counsel to FirstCity Financial Corporation, a Delaware corporation (the "Company"), in connection with the offer (the "Exchange Offer") by the Company to exchange each share of its outstanding Special Preferred Stock, $.01 par value per share ("Special Preferred Stock"), for one share of the Company's New Preferred Stock, $.01 par value per share ("New Preferred Stock").

      In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Offering Circular dated August 31, 1998 (the "Offering Circular"), the Amended Offering Circular dated September 21, 1998 (the "Amended Offering Circular"), and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

      In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

      Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the statements in the Amended Offering Circular under the caption "Certain Federal Income Tax Considerations," insofar as such statements constitute a summary of the legal matters referred to therein, fairly summarize in all material respects such legal matters.

      The opinions expressed herein are limited to the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Schedule 13E-4/A No. 1 and to the reference to our firm under the caption "Legal Matters" contained in the Amended Offering Circular filed as an exhibit thereto.

                              Very truly yours,

                              /s/  Weil, Gotshal & Manges LLP





HOFS02...:\92\54892\0013\1848\SCHFINAL.FIL